Exhibit 99.2

Lhoist North America, Inc. and Subsidiaries

Consolidated Financial Statements (Unaudited) as of and for the Six Months Ended June 30, 2026 and 2025

LHOIST NORTH AMERICA, INC. AND SUBSIDIARIES

TABLE OF CONTENTS

Page

CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025:

Balance Sheets	1

Statements of Income	2

Statements of Comprehensive Income	3

Statements of Equity	4

Statements of Cash Flows	5

Notes to Consolidated Financial Statements	6–30

Lhoist North America, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

AS OF JUNE 30, 2026 AND 2025

(Dollars in thousands, except share amounts)

	June 30, 2026	June 30, 2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$26,353	$19,714
Advances to affiliate	278,595	328,097
Accounts receivable — net of allowance of $3,017 and $2,722	224,403	200,782
Inventories	92,648	90,038
Prepaid expenses and other – net of allowance of $18,992 and $12,926	48,403	61,396
Income taxes receivable	8,501	13,159

Total current assets	678,903	713,186
PROPERTY, PLANT AND EQUIPMENT — Net	939,186	800,970
GOODWILL	106,775	106,775
OTHER INTANGIBLE ASSETS — Net	38,119	43,447
OPERATING LEASE RIGHT-OF-USE ASSETS — Net	63,016	49,368
OTHER ASSETS	4,078	8,257

TOTAL	$1,830,077	$1,722,003

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$85,043	$66,170
Accrued expenses	86,770	98,430
Income taxes payable	4,723	—
Short term debt and current portion of long-term debt	31,748	63,496
Current operating lease liabilities	17,509	13,813

Total current liabilities	225,793	241,909
LONG-TERM DEBT	892,125	673,873
NONCURRENT OPERATING LEASE LIABILITIES	50,237	40,709
OTHER LIABILITIES	148,176	137,135
DEFERRED INCOME TAXES, NET	17,933	12,979

Total liabilities	1,334,264	1,106,605

COMMITMENTS AND CONTINGENCIES EQUITY:
Common stock, $1 par value per share — 5,000 shares authorized; 100 shares issued and outstanding	—	—
Additional paid-in-capital	60,275	60,275
Accumulated other comprehensive income	2,867	5,408
Retained earnings	432,639	549,683

Total shareholder’s equity — Lhoist North America, Inc.	495,781	615,366
Noncontrolling interest	32	32

Total equity	495,813	615,398

TOTAL	$1,830,077	$1,722,003

See notes to consolidated financial statements.

Lhoist North America, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in thousands)

	Six Months Ended June 30,
	2026	2025
SALES	$904,568	$863,419
COST OF SALES	486,119	448,530

GROSS PROFIT	418,449	414,889
SELLING, GENERAL AND ADMINISTRATION	79,566	75,767
ROYALTY INCOME	679	3,483

INCOME FROM OPERATIONS	339,562	342,605
INTEREST INCOME	5,516	9,274
INTEREST EXPENSE	(25,634)	(27,430)
OTHER INCOME (EXPENSE), net	(1,403)	568

INCOME BEFORE INCOME TAXES	318,041	325,017
INCOME TAX PROVISION:
Current	68,147	65,629
Deferred	(1,805)	1,846

Income tax provision	66,342	67,475

NET INCOME	$251,699	$257,542

See notes to consolidated financial statements.

Lhoist North America, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands)

	Six Months Ended June 30,
	2026	2025
NET INCOME	$251,699	$257,542

COMPONENTS OF OTHER COMPREHENSIVE INCOME (LOSS):
Change in unrecognized gains (losses) on derivative instruments:
Change in fair value of derivatives	(1,164)	(2,561)
Tax (provision) benefit	252	(156)

Change in unrecognized gains (losses) on derivative instruments — net of tax	(912)	(2,717)
Postretirement benefit plans:
New actuarial gain or (loss) created during period — net of related tax benefit (expense)	(59)	99
Amortization of net loss included in net periodic pension expense — net of related tax benefit (expense)	(19)	(20)
Amortization of prior service income included in net periodic pension expense — net of related tax benefit (expense)	88	(79)

Defined benefit plans — net of related tax benefit (expense)	10	—
Foreign currency translations — foreign currency translation adjustments — net of related tax benefit (expense)	(434)	866

Total other comprehensive income (loss) — net of related tax benefit (expense)	(1,336)	(1,851)

COMPREHENSIVE INCOME	$250,363	$255,691

See notes to consolidated financial statements.

Lhoist North America, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EQUITY (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

(Dollars in thousands)

	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Non controlling Interest	Total Equity
BALANCE — January 1, 2025	$—	$60,275	$7,259	$292,141	$32	$359,707

Net income	—	—	—	257,542	—	257,542
Change in unrecognized gains (losses) on derivative instruments, net of related tax benefit	—	—	(2,717)	—	—	(2,717)
Translation adjustments — net of related tax benefit	—	—	866	—	—	866

BALANCE — June 30, 2025	$—	$60,275	$5,408	$549,683	$32	$615,398

BALANCE — January 1, 2026	$—	$60,275	$4,203	$305,940	$32	$370,450

Net income	—	—	—	251,699	—	251,699
Cash dividend	—	—	—	(125,000)	—	(125,000)
Change in unrecognized gains (losses) on derivative instruments, net of related tax benefit	—	—	(912)	—	—	(912)
Accumulated benefit obligation — net of related tax benefit	—	—	10	—	—	10
Translation adjustments — net of related tax benefit	—	—	(434)	—	—	(434)

BALANCE — June 30, 2026	$—	$60,275	$2,867	$432,639	$32	$495,813

See notes to consolidated financial statements.

Lhoist North America, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Six Months Ended June 30,
	2026	2025
OPERATING ACTIVITIES:
Net income	$251,699	$257,542
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	38,714	34,719
Provision for spare parts	2,450	—
Deferred income taxes	(1,805)	1,846
Gain on sale of assets	(361)	(314)
Changes in operating assets and liabilities (Note 15)	16,675	(24,905)

Net cash provided by operating activities	307,372	268,888

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(113,311)	(54,247)
Advances to affiliate, net	(31,435)	58,395
Proceeds from sale of property, plant and equipment	898	1,041

Net cash provided by (used in) investing activities	(143,848)	5,189

FINANCING ACTIVITIES:
Dividends paid	(125,000)	—
Other	—	3
Repayments of debt	(31,748)	(281,748)

Net cash used in financing activities	(156,748)	(281,745)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(71)	(322)

NET CHANGE IN CASH AND CASH EQUIVALENTS	6,705	(7,990)
CASH AND CASH EQUIVALENTS:
Cash and Cash Equivalents, January 1,	19,648	27,704

Cash and Cash Equivalents, June 30	$26,353	$19,714

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during six month period for interest (including mandatory cash-pay guarantee fees)	$8,216	$7,321

Cash paid during six month period for income taxes — net of refunds	$55,068	$69,554

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Property, plant, and equipment acquired with accounts payable – end of period	$5,522	$4,865

Additional asset retirement obligations	$223	$(1,649)

Operating lease right-of-use assets obtained by incurrence of lease obligations	$10,308	$11,543

See notes to consolidated financial statements.

LHOIST NORTH AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Operations — Lhoist North America, Inc. and subsidiaries (the “Company”) are primarily engaged in the manufacture and sale of lime and limestone products to various industries throughout the United States.

Principles of Consolidation — The accompanying consolidated financial statements include the accounts of the Company. All intercompany balances and transactions have been eliminated between consolidated entities. The Company is a wholly owned subsidiary of LNA Holding SPRL, which is an indirect wholly owned subsidiary of Financière de Gestions Internationales — SCA, a Luxemburg corporation (the “ultimate parent”).

On June 29, 2026, Martin Marietta Materials, Inc. (the Purchaser), a North Carolina corporation announced in an Form 8-K filing the execution of a Securities Sale Agreement, dated June 27, 2026, between the Purchaser and LNA Holding SRL, a société à responsabilité limitée organized under the laws of Belgium, pursuant to which the Purchaser will acquire all of the outstanding equity interests in the Company.

As a result of this agreement, the Company’s accompanying consolidated financial statements have been “uplifted” and prepared in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP) and the applicable rules and regulations of the SEC (including Regulation S-X) related to financial statements to be included in an SEC filing.

Cash and Cash Equivalents — The Company classifies as cash and cash equivalents amounts on deposit in banks and cash invested temporarily in various instruments with maturities of three months or less at the time of purchase.

Concentration of Credit Risk — Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and receivables. The Company maintains cash and cash equivalents with financial institutions that at times are in excess of Federal Deposit Insurance Corporation insurance limits. At June 30, 2026 and 2025, the Company’s cash accounts exceeded federally insured limits by approximately $35.2 million and $28.0 million, respectively.

Derivative Instruments — The Company manages its exposure to interest rates and commodity purchases by engaging in various types of derivative instruments including interest rate swaps, treasury locks, and commodity futures contracts. The Company records all derivatives in the consolidated balance sheets at fair value. The Company entered into transactions with credit-worthy counterparties and distributed contracts among several financial institutions to reduce the concentration of credit risk. The Company does not purchase or hold any financial derivative instruments for trading or speculative purposes.

Cash Flow and Non-Designated Hedges

Interest derivatives are designated and qualify as cash flow hedges. Commodity derivatives are designated as and qualify as non-designated commodity derivative arrangements. The changes to fair value related to commodity hedges are recorded in Cost of sales. Interest derivative’s unrealized gains or loss is reported as a component of other comprehensive income (“OCI”) and recorded in accumulated other comprehensive income (“AOCI”) in the consolidated balance sheets. The changes to fair value that are recorded to OCI related to interest rate swaps are subsequently reclassified into other income (expense), net when the hedged item affects earnings. All cash flows associated with purchasing and selling derivatives are classified as operating cash flows in the Consolidated Statement of Cash Flows, within Changes in certain assets and liabilities. All cash flow derivative instruments are effective as of June 30, 2026 and 2025, respectively. See Notes 7 and 8 for further discussion of fair value and additional information about the derivative instruments.

Accounts Receivable and Allowance for Credit Losses — Accounts receivable are recorded at the amount of consideration from customers of which the Company has an unconditional right to receive and do not bear interest. The allowance for credit losses is based on the best estimate of the amount of probable credit losses in existing accounts receivable. The Company provides an allowance for credit losses, which is based upon a review of outstanding receivables, historical collection information, and current economic conditions as of the balance sheet date.

The Company has elected to use the practical expedient provided in ASC 326-20 that allows entities to assume that current conditions as of the balance sheet date do not change for the remaining life of the current accounts receivable and current contract assets. The Company has also made an accounting policy election to consider cash collection activity after the balance sheet date when estimating expected credit losses on current accounts receivable and current contract assets.

Inventories — Inventories are stated at the lower of cost or net realizable value. Cost is primarily determined using the weighted-average cost method.

Spare Part Stock – The Company maintains certain spare parts to support ongoing operations, particularly where the parts are critical to production, subject to long procurement lead times, or used only in connection with specific items of equipment. Spare parts that do not meet the definition of inventory and that are not depreciated separately as property, plant, and equipment, are classified as other assets on the balance sheet. These spare parts are recorded at cost less an allowance for obsolescence.

Property, Plant, and Equipment — Property, plant, and equipment are recorded at cost. Depreciation expense is provided using the straight-line method over the estimated useful lives of the various assets as follows:

Estimated Useful Life
Buildings and improvements	15-30 years
Machinery and equipment	3-25 years
Furniture and fixtures	3-10 years
Software	3 years

Maintenance, repairs, and minor replacements are charged to operations as incurred; major replacements and betterments are capitalized. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in operations.

Depletion of mining rights is determined on the unit-of-production method for financial reporting purposes, and on the statutory basis for federal income tax purposes.

Goodwill and Other Intangibles — Goodwill represents the excess of the cost over the fair value of net assets of purchased businesses. Other intangible assets represent amounts assigned principally to contractual agreements and are either amortized ratably over the useful lives to the Company or not amortized if deemed to have an indefinite useful life. The Company accounts for other intangibles in accordance with Accounting Standards Codification (ASC) 350-10, Intangibles — Goodwill and Other.

The Company reviews the carrying values of goodwill and other indefinite-lived intangible assets for impairment annually. An interim review is performed between annual tests if facts and circumstances indicate potential impairment. The carrying value of other amortizable intangible assets is reviewed if facts and circumstances indicate potential impairment. If a review indicates the carrying value is impaired, a charge is recorded equal to the amount by which the carrying value exceeds the fair value.

Operating Leases — The Company determines if a contract is or contains a lease at inception of the agreement. At lease commencement, operating and finance leases are recognized as Right of use (ROU) assets and the related obligations are recognized as current or noncurrent liabilities on the Company’s consolidated balance sheets. Leases with an initial lease term of one year or less are not recorded on the balance sheet. The Company combines lease and non-lease components, such as common area and other maintenance costs, and accounts for them as a single lease component in calculating the ROU assets and lease liabilities.

ROU assets, which represent the Company’s right to use an underlying asset, and lease liabilities, which represent the Company’s obligation to make lease payments arising from the lease, are recognized based on the present value of the future lease payments over the initial lease term at commencement date. Where a lease does not provide an implicit rate, the Company uses an interest rate swap curve adding a credit spread based on the Company’s credit rating methodology in determining the present value of lease payments.

In addition, for certain equipment leases, the Company applies a portfolio approach to effectively account for the operating lease ROU assets and liabilities. Operating lease expense is recognized on a straight-line basis over the lease term.

Shipping and Handling Fees and Costs — The Company includes shipping and handling charges billed to customers in revenues. The related costs associated with shipping and handling is included as a component of cost of sales. The shipping and handling charges billed to customers were $136.7 million and $116.8 million for the six months ended June 30, 2026, and 2025, respectively.

Income Taxes — Under ASC 740-10, Income Taxes, income taxes are provided based on earnings reported for tax return purposes in addition to a provision or benefit for deferred income taxes. The provision for income taxes includes deferred taxes determined by the change in deferred tax liability (or asset), which is computed based on the differences between the financial statement and income tax bases of assets and liabilities and measured by applying enacted tax laws and rates. Deferred tax expense or benefit is the result of changes in the deferred tax liability or asset. The Company evaluates uncertainties that may exist in its tax positions by considering whether it is more-likely-than-not threshold, then no tax benefit will be recognized. The Company has evaluated its open tax periods from 2019 through 2026 and has recorded an allowance for uncertain positions, as described in Note 12. The Company files a consolidated federal income tax return with its subsidiaries and several consolidated and separate state income tax returns.

Foreign Currency Translation — The Company’s Canadian and Jamaican subsidiaries use the local currency as the functional currency. All balance sheet accounts of the foreign subsidiaries’ operations are translated into U.S. dollars at the month-end rate of exchange, and consolidated statements of income items are translated monthly from their respective functional currency to U.S. dollars at amounts that approximate weighted-average exchange rates. The resulting translation adjustments are recorded directly to a separate component of other comprehensive income (loss) and noncontrolling interest within shareholder’s equity, along with related tax effects. Gains and losses from foreign currency translations are included in the consolidated statements of income, consolidated statements of equity and the consolidated statements of comprehensive income. The foreign currency translation amounts within accumulated other comprehensive income (loss) at June 30, 2026 and 2025, totaled ($0.4) million and $0.9 million for the six months ended, respectively.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses in the reporting periods. Actual results could differ from those estimates.

Self-Insurance Programs — The Company is self-insured for various levels of group, health, and workers’ compensation. The recorded insurance reserves are actuarially determined.

Advertising — Advertising costs are expensed when incurred. The Company incurred advertising expenses of $0.1 million and $0.2 million for the six months ended June 30, 2026 and 2025, respectively.

Re-engineering and System Conversion Costs — All costs incurred in connection with re-engineering, training, and business process improvement activities are expensed as incurred, including all related internal and third-party costs. System conversion costs and the costs of new hardware and software are accounted for in accordance with guidance under ASC 720, Other Expenses.

Noncontrolling Interests — The Company reports a 10.0% noncontrolling interest in one subsidiary as an ownership interest in the consolidated entity in the consolidated financial statements.

Comprehensive Income — ASC 220-10, Income Statement-Reporting Comprehensive Income, establishes standards for reporting comprehensive income and its components in a full set of financial statements. The guidance requires that all items that are to be recognized under accounting standards as components of comprehensive income, including an amount representing total comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The only components of other comprehensive income relate to designated hedging activities, foreign currency translation adjustments, and pension liability, net of tax.

Revenue Recognition — Revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration the entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

The majority of the Company’s revenues are derived from short duration contracts and revenue is recognized at a single point in time when control is transferred to the customer, generally at shipment or when delivery has occurred, or services have been rendered. The Company records customer shipping and related costs as sales and cost of sales. Sales tax collected is not included in net sales. The Company determines revenue recognition through the following steps:

•	Identification of the contract(s) with a customer.

•	Identification of the performance obligations in the contract.

•	Determination of the transaction price.

•	Allocation of the transaction price to the performance obligations in the contract.

•	Recognition of revenue when, or as, a performance obligation is satisfied.

The following tables, which are reconciled to consolidated amounts and reflect continuing operations only, provide revenues by line of business: Aggregates, Burnt product, Minerals, and Other specialty revenues (in thousands):

	For the period ended June 30, 2026
	Aggregates	Burnt	Minerals	Specialties	Total
East Lime	$3,548	$402,684	$15,514	$2,166	$423,912
Minerals	2,032	—	81,951	8,531	92,514
Texas	4,609	177,701	43,158	546	226,014
West	1,243	144,028	10,004	6,853	162,128

Total	$11,432	$724,413	$150,627	$18,096	$904,568

	For the period ended June 30, 2025
	Aggregates	Burnt	Minerals	Specialties	Total
East Lime	$2,194	$369,483	$14,689	$3,655	$390,021
Minerals	2,048	—	80,480	7,383	89,911
Texas	2,931	183,371	38,691	415	225,408
West	1,168	140,519	9,424	6,968	158,079

Total	$8,341	$693,373	$143,284	$18,421	$863,419

The following table provides information about the Company’s receivables from contracts from customers (in thousands):

	2026	2025
Accounts receivable — net of allowance, December 31,	$195,856	$169,384
Accounts receivable — net of allowance, June 30,	224,403	200,782

Impairment of Long-Lived Assets — The Company accounts for impairment or disposal of long-lived assets, including discontinued operations, in accordance with ASC 360-10, Property, Plant, and Equipment.

Environmental Expenditures — Environmental expenditures that relate to current or future revenues are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and do not contribute to current or future revenue generation are expensed.

Liabilities are recorded when environmental assessments and/or cleanups are probable, and the costs can be reasonably estimated. Environmental liabilities are not discounted to their present value. Subsequent adjustments to estimates, to the extent required, may be made as more refined information becomes available.

Stripping Costs — The Company accounts for stripping costs incurred during the production and mining process in accordance with ASC 930, Extractive Activities — Mining. This guidance requires that stripping costs incurred during the production phase of the mine be included in the costs of the inventory produced during the period in which the stripping costs are incurred.

Asset Retirement Obligations — Asset retirement obligations associated with the retirement of the tangible, long-lived assets and the associated retirement cost follow the guidance under ASC 410-20, Asset Retirement and Environmental Obligations. The Company has recorded an obligation for the future reclamation costs related to quarries, plants, and dismantlement of certain plant equipment. Revisions to the obligation could occur due to changes in the Company’s estimated useful lives of the underlying assets, estimated dates of decommissioning, changes in decommissioning costs, changes in federal or state regulatory guidance on the decommissioning of such facilities, or other changes in estimates. Changes due to revised estimates will be recognized by adjusting the carrying amount of the liability and the related long-lived asset if the assets are still in service or charged to expense in the period if the assets are no longer in service. As new obligations are identified, the Company also records a corresponding fixed asset and amortizes the costs over the life of the asset. The activity included in other liabilities for the six months ended June 30, 2026 and 2025 is as follows (in thousands):

Asset retirement obligation — December 31, 2024	$110,149
New layer	(1,649)
Accretion	3,231

Asset retirement obligation — June 30, 2025	111,731
New layer	3,145
Accretion	232

Asset retirement obligation — December 31, 2025	115,108
New layer	223
Accretion	1,770

Asset retirement obligation — June 30, 2026	$117,101

Recent Accounting Pronouncements — In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (DISE), which requires public entities to disaggregate any relevant expense caption presented on the face of the income statement within continuing operations into the following required natural expense categories, as applicable: (1) purchases of inventory, (2) employee compensation, (3) depreciation, (4) intangible asset amortization, and (5) depreciation, depletion and amortization recognized as part of oil- and gas-producing activities or other depletion expenses. These disclosures must be made in a tabular format in the footnotes to the financial statements. The new standard does not change the requirements for the presentation of expenses on the face of the statement of earnings. The ASU is effective prospectively for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027, and early adoption and retrospective application are permitted. The ASU will have no impact on the Company’s results of operations, cash flows or financial condition.

2.	INVENTORIES

Inventories at June 30, consist of the following (in thousands):

	2026	2025
Lime and limestone products	$68,421	$66,055
Fuel and supplies	24,227	23,983

Total inventories	$92,648	$90,038

3.	PREPAID EXPENSES AND OTHER ASSETS

Prepaid expenses and other current assets at June 30, consist of the following (in thousands):

	2026	2025
Spare part stock, net of allowance of $18,992 and $12,926	$43,783	$52,917
Prepaid expenses	4,215	8,382
Other receivable and current assets	405	97

Total prepaid expenses and other	$48,403	$61,396

4.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment at June 30, consist of the following (in thousands):

	2026	2025
Land, mining rights and improvements	$413,794	$374,255
Buildings and improvements	125,223	122,387
Machinery and equipment	1,381,665	1,345,910
Furniture and fixtures	21,100	17,850
Software	15,081	15,094
Construction in progress	218,176	106,116

Total	$2,175,039	$1,981,612
Less accumulated depreciation, depletion and amortization	1,235,853	1,180,642

Total property, plant and equipment — net	$939,186	$800,970

Total depreciation and depletion expense	$35,914	$31,954

5.	OPERATING LEASES

The Company has operating leases primarily for land, buildings, rail, tractors, trailers, and vehicles. The operating leases have remaining lease terms of 1 year to 20 years, some of which include options to extend the leases. The Company’s lease agreements do not contain residual value guarantees, restrictive covenants, or early termination options that the Company deem material.

The Company’s net lease costs were as follows (in thousands):

	Six Months Ended June 30,
	2026	2025
Operating lease cost	$11,080	$8,795
Short-term lease cost	(197)	1,177

Net lease cost	$10,883	$9,972

Supplemental balance sheet information related to leases at June 30, was as follows (in thousands):

	2026	2025
Operating leases right-of-use asset — net	$63,016	$49,368

Current portion of operating lease liabilities	$17,509	$13,813
Noncurrent operating lease liabilities	50,237	40,709

Total operating lease liabilities	$67,746	$54,522

Weighted average remaining operating lease term (in years)	7.2	8.5
Weighted average operating lease discount rate	4.5%	4.4%

During the six months ended June 30, 2026 and 2025, the Company had the following cash and non-cash activities associated with leases (in thousands):

	June 30,
	2026	2025
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$11,287	$9,279
Noncash investing and financing activities
Additions to ROU assets by incurrence of operating lease liabilities	$10,308	$11,543

The future payments due under operating leases as of June 30, 2026, is as follows (in thousands):

Future Payments	Operating Leases
2026	$12,268
2027	17,154
2028	12,030
2029	9,522
2030	7,418
Thereafter	24,848

83,240
Less imputed interest effects of discounting lease liability	(15,494)

Operating lease liabilities recognized	$67,746

6.	GOODWILL AND OTHER INTANGIBLES

Goodwill

The Company tests goodwill for impairment at the reporting unit level annually. In testing goodwill for impairment, the Company has the option first to perform a qualitative assessment to determine whether it is more-likely-than-not that goodwill is impaired or the entity can bypass the qualitative assessment and proceed directly to the quantitative test by comparing the carrying amount, including goodwill, of the reporting unit with its fair value. The goodwill impairment loss, if any, is measured as the amount by which the carrying amount of a reporting unit, including goodwill, exceeds its fair value. Subsequent increases in goodwill value are not recognized in the financial statements.

Other Intangible Assets

The Company periodically evaluates its determination of the useful lives of other amortizable intangible assets. Any resulting changes in the useful lives of such other intangible assets will not impact the cash flows of the Company. However, a decrease in the useful lives of such other intangible assets would increase future amortization expense and decrease future reported operating results. As of June 30, 2026 and 2025, there were no triggering events that resulted in an impairment analysis. The Company concluded no adjustments of such assets were required.

The Company’s other intangible assets subject to amortization consist of patents and customer relationships. The Company’s other intangible assets not subject to amortization consist of trademarks, permitting rights, mineral rights, and water rights.

A summary of other intangibles as of June 30, 2026 and 2025, is as follows (in thousands):

	2026		2026	2025
Life	Customer Lists 10 to 20 Years	Other Intangibles 15 to 30 Years
			Total Other Intangibles	Total Other Intangibles
Other intangible assets subject to amortization:
Gross carrying amount	$92,677	$7,602	$100,279	$100,279
Less: accumulated amortization	(73,930)	(5,270)	(79,200)	(73,669)

Net carrying value of other intangible assets subject to amortization	$18,747	$2,332	$21,079	$26,610

Add: other intangibles not subject to amortization			17,040	16,837

Total other intangible assets — net			38,119	43,447

Total other intangible amortization expense for the six months ended June 30			$2,800	$2,765

Estimated aggregate amortization expense for future periods, is as follows (in thousands):

2026	$2,740
2027	2,720
2028	2,720
2029	2,720
2030	2,720
Thereafter	7,459

7.	FAIR VALUE MEASUREMENTS

The Company’s assets and liabilities recognized at fair value have been categorized based upon a fair value hierarchy as described below. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. The hierarchy comprises three levels of inputs that may be used to measure fair value:

Level 1 Quoted prices in active markets for identical assets or liabilities

Level 2 Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3 Unobservable inputs supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Assets and Liabilities Measured at Fair Value

As of June 30, 2026 and 2025, the Company’s financial instruments measured at fair value include commodity derivatives, interest rate swaps, and a deferred compensation plan, all are measured on a recurring basis.

The interest rate swaps convert certain floating-rate debt to a fixed-rate. All derivative and swap instruments are classified as Level 2 valuations. The Company determines the fair value of its derivative financial instrument positions based upon pricing models using inputs observed from actively quoted markets and also takes into consideration the contract terms as well as other inputs, including market interest rates; see Note 8 for additional information on derivatives.

The following tables provide information by level for financial assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2026 and 2025, respectively (in thousands):

	Total carrying value as of June 30, 2026	Fair Value Measurements Using Inputs Considered as
		Level 1	Level 2	Level 3
Assets

Interest rate derivative	$988	$—	$988	$—

Liabilities
Deferred compensation plan	$8,001	$—	$8,001	$—
Commodity derivatives	6,475	—	6,475	—

Total Liabilities	$14,476	$—	$14,476	$—

	Total carrying value as of June 30, 2025	Fair Value Measurements Using Inputs Considered as
		Level 1	Level 2	Level 3
Assets
Commodity derivatives	$1,942	$—	$1,942	$—
Interest rate derivative	3,574	—	3,574	—

Total Assets	$5,516	$—	$5,516	$—

Liabilities

Deferred compensation plan	$8,229	$—	$8,229	$—

Financial Instruments not Measured at Fair Value

As of June 30, 2026 and 2025, the Company’s financial instruments not measured at fair value include temporary cash investments, advances to affiliates, and long term debt. These financial instruments are carried on the consolidated balance sheets at cost, which approximates fair value.

As discussed in Note 1, Temporary cash investments have maturities of less than three months and are placed primarily in money market funds and money market demand deposit accounts with financial institutions. The Company’s temporary cash investments totaled $26.4 million and $19.1 million as of June 30, 2026 and 2025, respectively.

Advances to affiliate are monies held in a pooled cash account with an affiliate and totaled $278.6 million and $328.1 million as of June 30, 2026 and 2025, respectively. The monies are expected to be used for business operations during the next 12 months; see Note 16 for additional information.

As discussed in Note 11, the Company’s held $923.9 million and $737.4 million in long-term debt instruments as of June 30, 2026 and 2025, respectively.

8.	FINANCIAL DERIVATIVE INSTRUMENTS

The Company entered into derivative instruments to manage commodity price and interest rate risk.

Commodity Hedging

The Company entered into several fixed price swap agreements with a financial institution for energy related derivatives to reduce exposure to changes in these commodity prices. The Company generally hedges 35% - 95% of the expected energy usage in a year.

The Company has elected to utilize netting for its energy related derivative instruments and classifies such amounts as current and non-current, based on the net fair value position with each of the Company’s counterparties in the consolidated balance sheet as there is a right to offset.

The table below presents certain information regarding the Company’s Non-designated hedge commodity arrangements (in thousands):

	2026	2025
Fair value of commodity derivative agreements recognized in
Accrued expenses	$5,253	$—
Other liabilities	1,222	—
Other assets	—	1,942
Deferred tax asset (liability)	1,603	(485)
(Loss) gain recognized in Cost of sales for the six months ended June 30,	(1,951)	2,177
Tax effect of hedge included in Deferred tax provision for the six months ended June 30,	488	(544)

As of June 30, 2026, the Company has the following outstanding commodity derivative arrangements that were entered into to hedge forecasted purchases for the years 2026-2030:

Natural Gas	19,187,900 MMBtu

Interest Rate Swaps

On November 29, 2021, the Company executed two five year forward-starting pay fixed interest rate derivative instruments with an affiliate with a combined original notional amount of $316.3 million. The combined notional amounts under these agreements as of June 30, 2026 and 2025 is $63.3 million and $126.6 million, respectively. The combined notional amounts amortize on a quarterly basis over the term to a combined statement amount per the agreement. The purpose of the instruments is to hedge the exposure to interest rates related to the term loan discussed in Note 11; thus, both the debt and derivatives have the same effective and maturity dates. Under the instruments the Company makes payments at a fixed weighted average rate of 0.88% and receives payments equal to the Secured Overnight Financing Rate. Under the agreement, the Company pays or receives the net interest amount quarterly, with the quarterly settlements included in other income (expense), net.

These instruments are being accounted for as cash flow hedges and mature in November 2026. The Company’s interest rate swap agreements qualify for the “shortcut” method of accounting for hedges, which dictates that the hedges are assumed to be perfectly effective.

The table below presents certain information regarding the Company’s common derivative interest rate swap agreement (in thousands):

	2026	2025
Fair value of interest rate swap agreements recognized in
Other assets	$988	$3,574
Deferred tax liability	329	1,846
Gain recognized in other comprehensive income, net of tax related benefit for the six months ended June 30,	659	1,728
Gain reclassified from accumulated other comprehensive income into other income (expense), net for the six months ended June 30,	447	2,358

The Company estimates approximately $0.4 million to be reclassified into earnings over the next 6 months.

Treasury lock

The Company entered into a treasury lock agreement in 2021. This treasury lock agreement was a synthetic forward sale of US treasury securities settled in cash and was computed as the difference between an agreed-upon treasury rate and the prevailing treasury rate at settlement. The treasury lock was finalized in April of 2022 and resulted in an $8.1 million realized gain. This gain is recognized in other comprehensive income and is being amortized over the 10 year life of the 2022 unsecured fixed-rate senior notes discussed in Note 11. The Company made a policy election to have the settlement run through operating activities within the statement of cash flows in connection with this derivative.

9.	ACCRUED EXPENSES

Accrued expenses at June 30, consist of the following (in thousands):

	2026	2025
Employee related	$28,005	$31,698
Other taxes payable	15,757	17,187
Quarry services	—	17,032
Other accrued liabilities	43,008	32,513

Total accrued expenses	$86,770	$98,430

10.	OTHER LIABILITIES

Other liabilities at June 30, consist of the following (in thousands):

	2026	2025
Provision for employee benefit plans, workers’ compensation, and deferred compensation	$31,075	$25,404
Asset retirement obligation	117,101	111,731

Total other liabilities	$148,176	$137,135

11.	DEBT

Borrowings

On December 6, 2021, the Company entered into and borrowed $317.5 million under a five-year unsecured term loan. As discussed in Notes 1 and 8, two interest rate swaps were entered into during December of 2021, in order to hedge the exposure to interest rate risk related to the term loan. Principal payments of $31.8 million were made in June 2026 and 2025. The credit agreement bears interest per annum at the Secured Overnight Financing Rate (SOFR) plus 1.36% (3.63% and 4.37%) at June 30, 2026 and 2025 and has a maturity date of November 29, 2026. Interest related to the credit agreement totaled $1.5 million and $3.3 million for the six months ended June 30, 2026 and 2025, respectively.

In March 2022, the Company entered into and borrowed, unsecured fixed-rate senior notes for $272.1 million, which mature on March 31, 2032. These senior notes are fully guaranteed by both the Company and an Affiliate. No principal payments were made on the debt in 2026 and 2025. The senior notes bear interest per annum at 3.56% and totaled $4.8 million for the six months ended June 30, 2026 and 2025. Accrued interest payable is $2.4 million as of June 30, 2026 and 2025. Accrued interest payable is included in the consolidated balance sheets in other accrued expenses.

On March 16, 2023, the Company entered into and borrowed $320.0 million from an affiliate under a five-year unsecured note, which matures in March 2028. Principal payments of $250.0 million were made in June, 2025. The credit agreement bears interest per annum at the Secured Overnight 3 Month Financing Rate (SOFR3M) plus 1.81% (3.68% and 4.34% at June 30, 2026 and 2025). Interest expense totaled $1.9 million and $10.0 million for the six months ended June 30, 2026 and 2025, respectively.

On April 11, 2024, the Company entered into and borrowed $300.0 million from an affiliate under a five-year unsecured note, which matures in April 2029. No principal payments were made on the debt in 2026 and 2025. The credit agreement bears interest per annum at 6.85% and totaled $10.3 million for the six months ended June 30, 2026 and 2025, respectively. Accrued interest payable is $10.3 million as of June 30, 2026 and 2025, respectively. Accrued interest payable is included in the consolidated balance sheets in other accrued expenses.

On July 17, 2025, the Company entered into and borrowed $250.0 million from an affiliate under a five year unsecured note, which matures in July 2030. No principal payments were made on the debt in 2026 and 2025. The credit agreement bears interest per annum at 5.46% and totaled $6.9 million for the six months ended June, 2026. Accrued interest payable is $6.9 million as of June 30, 2026. Accrued interest payable is included in the consolidated balance sheets in other accrued expenses.

As discussed in Note 1 and Note 8, a treasury lock agreement was entered into during December of 2021, in order to hedge the exposure to interest rate risk related to the short-term senior notes loan. The $8.1 million gain recognized from the treasury lock settlement was recorded in other comprehensive income in 2022 and is being amortized over the life of the unsecured fixed-rate senior notes.

Long-term debt at June 30, consist of the following (in thousands):

	2026	2025
Series B-2032 Senior Notes	$272,125	$272,125
Unsecured debt	31,748	95,244
Other notes payable	620,000	370,000

Total long-term debt	$923,873	$737,369
Less current portion	(31,748)	(63,496)

Long-term debt - less current portion	$892,125	$673,873

Maturities of long-term debt for the periods ending June 30, are as follows (in thousands):

2026	$31,748
2027	—
2028	70,000
2029	300,000
2030	250,000
Thereafter	272,125

Total	$923,873

Credit Facility

On December 6, 2021 the Company entered into a revolving credit facility with several affiliates. No amounts were outstanding under the credit facility as of June 30, 2026 and 2025. The maximum that can be drawn from this facility by the Company and other affiliates is 400 million EUROS and has a maturity date of December 6, 2026.

12.	INCOME TAXES

The income tax provision for the six months ended June 30, is as follows (in thousands):

	2026	2025
Current:
Federal	$55,834	$56,068
State and foreign	12,313	9,561

	68,147	65,629

Deferred:
Federal	(1,411)	1,509
State and foreign	(394)	337

	(1,805)	1,846

Total	$66,342	$67,475

The statutory depletion deduction for all years is calculated as a percentage of revenues, subject to certain limitations. Due to these limitations, changes in the sales volumes and pretax earnings may not proportionately affect the Company’s statutory depletion deduction and the corresponding impact on the effective income tax rate.

The Company’s effective income tax rate reflects the effect of federal and state income taxes on earnings and the impact of differences in book and tax accounting arising primarily from the permanent tax benefits associated with the statutory depletion deduction for mineral reserves. The effective income tax rates for continuing operations were 20.9% and 20.5% for the six months ended June 30, 2026 and 2025 respectively.

	2026	2026	2025	2025
		Rates		Rates
U.S. federal tax expense	$66,780	21.0%	$68,962	21.0%
State taxes	8,652	2.7%	7,035	2.1%
Tax depletion	(7,729)	-2.4%	(8,304)	-2.5%
R&D credit	(3,750)	-1.2%	—	0.0%
UTP R&D credit	1,875	0.6%	—	0.0%
Other	514	0.2%	(218)	-0.1%

Total expense	$66,342	20.9%	$67,475	20.5%

The amounts of income taxes paid (refunded) by the Company are as follows:

Six months ended June 30, (in thousands):	2026	2025
Federal	$45,600	$56,900
State:
Other	9,048	11,760
Foreign	420	894

Income Taxes paid net of amounts refunded	$55,068	$69,554

The deferred income tax liabilities and assets at June 30, are as follows (in thousands):

	2026	2025
Deferred tax assets:
Accrued expenses	$6,746	$9,404
Compensation	7,835	12,139
Credit carryforward	65	65
Net operating loss	2,447	2,468
Other assets	32,951	32,838
Inventory	5,186	3,243
Post-retirement plans	860	755

Total deferred tax assets	56,090	60,912

Deferred tax liabilities:
Fixed assets and intangibles	(70,187)	(68,088)
Other liabilities	(1,389)	(3,335)

Valuation allowance	(2,447)	(2,468)

Deferred tax liability - net	$(17,933)	$(12,979)

At June 30, 2026, the Company has state net operating loss carryforwards of $2.5 million, which, if not utilized will begin to expire in 2026.

Accounting for uncertainty in tax positions requires companies to recognize only the impact of tax positions, that based on their technical merits, are more-likely-than-not to be sustained upon an audit by the taxing authority. The amount to be recognized is measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. The Company’s unrecognized tax benefits are recorded in other liabilities on the consolidated balance sheet or as an offset to the deferred tax asset for tax carryforwards where available.

The Company does not expect the unrecognized tax benefit, totaling $9.3 million, which is currently recorded in other liabilities, to be settled or significantly reduced in the next 12 months. Accrued interest and penalties on unrecognized tax benefits and other interest and penalty expense was immaterial to the consolidated financial statements for all periods presented.

The Company expects to reinvest the earnings from its wholly-owned Canadian and Jamaican subsidiaries indefinitely, and accordingly, has not provided deferred taxes on the subsidiaries’ undistributed net earnings or basis differences. The Company believes that the tax liability that would be incurred upon repatriation of the foreign earnings was immaterial at June 30, 2026 and 2025.

The Company files a federal consolidated and several consolidated and separate state income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions.

13.	EMPLOYEE BENEFIT PLANS

The Company maintains several postretirement medical plans and a Supplemental Employee Retirement Plan (“SERP”).

Under ASC 715-20, Compensation — Retirement Benefits, plan sponsors are required to (a) recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status, (b) measure a plan’s assets and its obligations that determine its funded status as of the period ended June 30, 2026, and (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Such changes will be reported in other comprehensive income (loss).

Plan sponsors are also required to record and subsequently amortize unrecognized prior service costs and unrecognized gains (losses) in accumulated other comprehensive income (loss). The amortization of these incurred costs will ultimately be included in expenses in subsequent years.

The following table summarizes the consolidated balance sheet impact, as well as the benefit obligations, funded status, and assumptions associated with the postretirement medical plans, and SERP.

At June 30, obligations and funded status are as follows (in thousands):

	Postretirement Medical Plans		SERP
	Six Months Ended June 30,
	2026	2025	2026	2025
Funded status January 1	$(1,044)	$(1,098)	$(2,355)	$(2,417)
Employer contributions	30	12	57	17
Interest cost	(26)	(25)	(58)	(62)
Actuarial (loss) gain	(6)	8	(79)	117

Net amounts recognized	$(1,046)	$(1,103)	$(2,435)	$(2,345)

At June 30, amounts recognized in the consolidated balance sheets consist of the following (in thousands):

	Postretirement Medical Plans		SERP
	2026	2025	2026	2025
Current liabilities	$121	$136	$318	$348
Noncurrent liabilities	$925	967	2,117	1,997

Net amounts recognized	$1,046	$1,103	$2,435	$2,345

At June 30, amounts recognized in accumulated other comprehensive income (loss) consist of the following (in thousands):

	Postretirement Medical Plans		SERP
	Six Months Ended June 30,
	2026	2025	2026	2025
Net amount recognized in OCI balance at January 1	$348	$414	$(423)	$(339)
Net gain (loss) and prior service cost	30	(49)	(25)	154
Tax benefit (expense)	(6)	12	11	(38)

Net amount recognized in OCI balance at June 30	$372	$377	$(437)	$(223)

The accumulated benefit obligation for all defined benefit plans were $3.5 million and $3.4 million at June 30, 2026 and 2025, respectively.

At June 30, information for plans with an accumulated benefit obligation in excess of plan assets is as follows (in thousands):

	Postretirement Medical Plans		SERP
	2026	2025	2026	2025
Projected benefit obligation	$1,046	$1,103	$2,435	$2,345
Accumulated benefit obligation	1,046	1,103	2,435	2,345

At June 30, components of net periodic benefit cost and other amounts recognized in other comprehensive income (loss) are as follows (in thousands):

	Postretirement Medical Plans		SERP
	Six Months Ended June 30,
	2026	2025	2026	2025
Net periodic benefit cost	$(26)	$(32)	$90	$98

Other changes in plan assets and benefit obligations recognized in other comprehensive income (loss):
Net actuarial gain or (loss) amortized during period	(52)	—	53
Net prior service credit or (cost) amortized during period	88	(57)	—	36
New actuarial gain or (loss) created during the period	(6)	8	(78)	118

Total recognized in other comprehensive income (loss)	30	(49)	(25)	154

Total recognized in net periodic benefit cost and other comprehensive income (loss)	$56	$(17)	$(50)	$56

Amortization expected to be recognized in accumulated other comprehensive income (loss) in 2026 and 2025	$30	$(49)	$(25)	$154

Assumptions — Weighted-average assumptions used to determine benefit obligations at June 30, are as follows:

	Postretirement Medical Plans		SERP
	2026	2025	2026	2025
Discount rates	4.68%	5.14%	4.68%	5.14%

Weighted-average assumptions used to determine net periodic benefit cost at June 30, are as follows:

	Postretirement Medical Plans		SERP
	2026	2025	2026	2025
Discount rates	4.68%	5.14%	4.68%	5.14%
Rate of compensation increase
Health care cost trend rate assumed for next year	8.0%	8.0%	—	—
Rate to which the cost trend rate is assumed to decline (ultimate trend rate)	4.5%	4.5%	—	—
Year that the rate reaches the ultimate trend rate	2031	2031	—	—

Certain actuarial assumptions, such as the assumed health care cost trend rates and the long-term rate of return have a significant effect on the amounts reported for postretirement medical benefit and the respective benefit obligation amounts. The Company reviews external data and its own historical trends for health care costs to determine the health care cost trend rates for the postretirement medical benefit plans. At June 30, 2026, the Company assumed an 8.0% annual rate of increase in the per-capita cost of covered health care claims with the rate decreasing in even increments over five years until reaching 4.5%.

The following table presents estimated future benefit payments (in thousands):

		Postretirement Medical Plans
Period	SERP	Gross Benefit Payments	Medicare Subsidies
2026	$165	$65	$—
2027	316	126	—
2028	299	121	—
2029	280	115	—
2030	258	108	—
Thereafter	946	418	—

Total	$2,264	$953	$—

Through June 2026, the Company contributed $0.1 million to its postretirement plans and SERP, respectively. The Company expects to contribute $0.1 million and $0.2 million to its postretirement plans and SERP, respectively, during the last six months of fiscal year 2026.

Defined Contribution Plan

The Company sponsors a safe harbor savings plan, under Sections 401(k) and 401(m) of the Internal Revenue Code. The 401(k) Plan provides employees the opportunity to invest up to 50% of their eligible compensation on a pre-tax or after-tax basis. The Company makes safe harbor matching contributions for all eligible employees in the amount of 100% of the first 3% of participant compensation and 50% on the next 2% of participant compensation. The Company also sponsors a discretionary employer contribution for all non-union employees and those union employees whose unions adopted the Safe Harbor Plan provision and plan amendment. This discretionary contribution is based on the eligible participants’ years of service.

Vesting of the Company’s safe harbor contributions is immediate. Discretionary contributions are cliff vested 100% after an employee completes three years of service with the Company. Employer contributions were approximately $7.1 million and $6.3 million in the six months ended of June 2026 and 2025, respectively.

14.	COMMITMENTS AND CONTINGENCIES

Litigation — The Company is party to a number of lawsuits arising in the normal course of business. In the opinion of management, the resolution of these matters will not have a material adverse effect on the Company’s financial position, results of operations, or liquidity.

Letters of Credit — At June 30, 2026 and 2025, the Company held ten letters of credit totaling approximately $15.3 million and $14.5 million, respectively. These letters of credit may be used for workers’ compensation insurance obligations, general insurance obligations, potential future reclamation costs, and other corporate purposes.

Standard fees are charged with respect to the issuance, negotiation, and amendment of the letter(s) of credit. The letters of credit provide full availability for those funds and there is no reduction in liquidity resulting from the issuance of the letters of credit.

Purchase Obligations — In the normal course of business, the Company enters into contractual agreements for purchasing, processing, treating, transportation, and storage of lime and limestone products. These agreements expire at various dates through 2033. At June 30, 2026, aggregate future payments under these contracts totaled $3.6 million for the six months ended June 30, and are as follows (in thousands):

2026	$270
2027	540
2028	540
2029	540
2030	540
Thereafter	1,170

15.	OPERATING ASSETS AND LIABILITIES CASH FLOWS

Remaining changes in operating assets and liabilities after consideration of other reported cash flow activity for the six months ended June 30, 2026 and 2025, are detailed below (in thousands):

	2026	2025
Accounts receivable — net	$(28,521)	$(31,277)
Income tax receivable	(147)	(3,886)
Inventories	(3,712)	(6,153)
Prepaid expenses and other — net	1,903	653
Other noncurrent assets	(1,675)	13,854
Accounts payable	22,215	4,982
Accrued expenses	8,642	(2,459)
Income tax payable	13,013	(168)
Other noncurrent liabilities	4,957	(451)

Total changes in operating assets and liabilities	$16,675	$(24,905)

16.	RELATED-PARTY TRANSACTIONS

The Company advances excess cash to an affiliate, which is payable on request. The portion of these advances that is estimated to be liquidated in the third quarter of 2026 are presented within current assets. At June 30, 2026 and 2025, advances to affiliate totaled approximately $278.6 million and $328.1 million, respectively. The interest rate on these advances was between 3.0% and 4.0% in 2026 and between 3.0% and 4.0% in 2025, respectively. The Company earned interest income on outstanding advances of $5.5 million and $9.3 million in 2026 and 2025, respectively.

The fees for such services were approximately $13.5 million and $10.8 million for the six months ended June 30, 2026 and 2025, respectively. At June 30, 2026 and 2025, the Company had $17.2 million and

$10.3 million of net fees payable to affiliates, respectively. The Company issued $125.0 million in dividends to the Parent during the six months ended June 30, 2026.

As discussed in Note 1, Note 7, and Note 8, the Company entered into two five-year interest rate swap instruments with an affiliate during 2021. As discussed in Note 11, the Company entered into a $250.0 million note payable with an affiliate in 2021. Also, as discussed in Note 11, the Company made a $250.0 million principal payment on its March 2023 affiliate note payable.

17.	SUBSEQUENT EVENTS

Management has evaluated events occurring subsequent to June 30, 2026 through July 31, 2026, which represents the date the consolidated financial statements were available to be issued, to determine if any such events should either be recognized or disclosed in the consolidated financial statements.